EXHIBIT 99.1

HUTTIG BUILDING PRODUCTS SECOND QUARTER NET INCOME

INCREASES MORE THAN 300%

Fiscal 2004 Guidance Increased to $0.90-$1.00 Per Share on More Than $1 Billion in Sales

ST. LOUIS, MO, July 15, 2004 – Huttig Building Products, Inc. (NYSE:HBP) today announced record net income for the second quarter and six months ended June 30, 2004.

For the quarter, net sales increased 23.2%, to $277.8 million from $225.4 million last year and net income increased 325% to $6.8 million, or $0.34 per share, compared to $1.6 million or $0.08 per share in the same period last year. For the six months ended June 30, 2004, net sales increased 23.5%, to $520.9 million from $421.9 million last year and net income was $9.5 million, or $0.48 per share, compared to a net loss of $3.4 million, or $0.17 per share, a $12.9 million improvement. The three and six month periods ending June 30, 2004 include $0.5 million in pre-tax income, equal to $0.02 per share net of tax, from the sale of a vacant facility. The six months ended June 30, 2003 include charges of $2.8 million, net of taxes, or $0.14 per share, primarily consisting of severance costs and allowances for customer and vendor related costs.

For the 12 months ended June 30, 2004, net sales increased 17.6%, to $1,008.3 million, compared to $857.7 million, and net income significantly improved to $16.3 million, or $0.83 per share, compared to a net loss of $0.2 million, or $0.01 per share, for the 12 months ended June 30, 2003. The 12 months ended June 30, 2004 include gains on asset sales of $1.6 million in pre-tax income, equal to $0.05 per share net of tax, and the 12 months ended June 30, 2003 include non-recurring charges of $1.2 million to pre-tax income, equal to $0.04 per share net of tax.

“Our results primarily reflect the strategic initiatives we have been implementing since the second quarter of 2003, including our expanded sales capability, greater product availability and broader value added service capacity,” said Michael A. Lupo, President and Chief Executive Officer. “The quarter also benefited from continued strong new residential construction, and home repair and remodeling activity nationwide, as well as higher commodity wood and steel prices.”

“We again are increasing our full year 2004 guidance, to net income of $0.90 to $1.00 per share, on net sales of more than $1.0 billion, compared to 2003 net income of $0.17 per share, on net sales of $909.3 million,” Mr. Lupo said. “The second half of 2004 is expected to benefit from a new sales initiative in Dallas, and the opening of a new wholesale branch in Atlanta, one of the largest new residential markets in the United States; the expansion of our wholesale branch in Selkirk, New York, with new millwork capabilities; and the conversion of our Grand Rapids, Michigan, branch from industrial to wholesale millwork and building products.

Analysis of Results

Sales in the Company’s core wholesale business increased 25.2%, to $244.4 million in the quarter, and 24.8%, to $457.7 million for the six months ended June 30, 2004. Sales to national accounts were up 29% in the quarter and 31% for the six months. Builder Resource sales increased 12.4%, to $23.4 million in the quarter, and 17.9%, to $43.9 million for the six months. American Pine Products sales increased 40.0%, to $18.2 million, in the quarter, and 14.7%, to $31.3 million for the six months.

During the quarter, sales of millwork, which includes doors, windows and moulding, increased 16.3% to $143.7 million. Sales of building products, which include siding, decking, railing fasteners and connectors, insulation and housewrap, grew 26.9% to $69.8 million. Sales of wood products, which include engineered wood, lumber and panels products, gained 37.1% to $64.3 million. For the six months, sales of millwork expanded 16.4% to $271.6 million; building products 25.3% to $131.3 million; and wood products 41.0% to $118.0 million. Higher commodity wood and steel prices contributed approximately $10 million to second quarter sales and $18 million to first half sales.

Gross profit margin improved to 20.5% in the second quarter from 19.5% in the year-ago quarter, and to 20.2% for the six months from 18.7% for the corresponding prior year period. Operating expenses as a percentage of sales decreased to 16.2% in the second quarter from 16.9% in the year-ago quarter, and to 16.6% for the six months from 18.5% for the corresponding prior year period, due to greater operating leverage. Operating profit margin increased to 3.9% in the second quarter from 1.9% in the year-ago quarter, and to 3.1% for the six months from a negative 0.5% for the corresponding prior year period. Inflation in commodity wood and steel prices contributed approximately $1 million to operating profit in the second quarter of 2004 and less than $2 million for the first six months of the year.

During the second quarter, the Company successfully closed audits of its federal and state tax returns related to 1999-2001, which resulted in a tax rate of 29% for the second quarter of 2004 vs. 38% in the second quarter of 2003. The Company anticipates the overall tax rate for the full year of 2004 will be approximately 36% vs. 38% in 2003.

Cash flow from operating activities increased to $10.6 million compared to $4.0 million in the year-ago quarter, and bank debt, net of cash, declined to $79.3 million at June 30, 2004, compared to $83.6 million at June 30, 2003. These improvements primarily reflect higher net income, improvement in days sales outstanding and improved inventory turns compared to the year-ago quarter. Working capital, comprised of inventory, accounts receivable and accounts payable, as a percentage of sales, was 11.3% in the second quarter of both 2004 and 2003.

Conference Call

Huttig will hold a conference call to discuss 2004 second quarter results on Friday, July 16, 2004, at 11 AM Eastern (10 AM Central) time. Participating in the call will be Michael A. Lupo, President and CEO; Carl A. Liliequist, Executive Vice President; and Thomas S. McHugh, CFO. To listen to the call, dial 1-888-874-9713 approximately ten minutes prior to the scheduled time. A replay will be available starting two hours after the call ends, through midnight (ET) on Thursday, July 29, 2004. The replay can be accessed by dialing 1- 877-519-4471, and when prompted, use PIN number 4923642.

About Huttig

Huttig Building Products, Inc. (NYSE: HBP) is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 54 distribution centers serving 47 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact

Thomas S. McHugh, Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.

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HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$277.8	$225.4	$520.9	$421.9

Cost of sales	220.9	181.5	415.6	342.9
Operating expenses	45.1	38.1	86.5	77.9
Depreciation and amortization	1.6	1.6	3.2	3.2
Gain on disposal of capital assets	(0.5)	—	(0.5)	—

Total costs of sales and operating expenses	267.1	221.2	504.8	424.0

Operating profit (loss)	10.7	4.2	16.1	(2.1)

Interest expense, net	(1.2)	(1.9)	(2.2)	(4.1)
Unrealized gain on derivatives	—	0.2	—	0.7

Total other expense, net	(1.2)	(1.7)	(2.2)	(3.4)

Income (loss) before income taxes	9.5	2.5	13.9	(5.5)
Provision (benefit) for income taxes	2.7	0.9	4.4	(2.1)

Net income (loss)	$6.8	$1.6	$9.5	$(3.4)

Net income (loss) per diluted share	$0.34	$0.08	$0.48	$(0.17)

Average Diluted Shares Outstanding (Thousands)	19,882	19,469	19,735	19,501

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	June 30, 2004	December 31, 2003	June 30, 2003
ASSETS
Cash	$5.2	$5.0	$6.1
Trade Accounts Receivable and Inventory	216.5	150.5	178.6
Property, Plant and Equipment and Other Assets	64.2	70.5	76.6

	$285.9	$226.0	$261.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$89.7	$63.6	$80.2
Accrued and Other Liabilities	30.0	26.7	26.3
Bank Debt	84.5	63.5	89.6

	204.2	153.8	196.1

Total Shareholders’ Equity	81.7	72.2	65.2

Total Liabilities and Shareholders’ Equity	$285.9	$226.0	$261.3

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6.8	$1.6	$9.5	$(3.4)
Depreciation & amortization	1.8	1.9	3.6	3.7
Gain on disposal of capital assets	(0.5)	—	(0.5)	—
Deferred income taxes	1.0	(2.2)	1.6	(2.0)
Changes in operating assets and liabilities:
Trade accounts receivable	2.2	(1.3)	(31.5)	(18.1)
Inventories	(14.9)	(2.8)	(34.5)	(9.3)
Other current assets	(0.9)	4.4	1.3	3.9
Trade accounts payable	8.9	1.3	26.1	3.5
Accrued liabilities	6.1	1.6	5.1	2.6
Other	0.1	(0.5)	(0.1)	(1.2)

Total cash from operating activities	10.6	4.0	(19.4)	(20.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1.1)	(1.1)	(1.2)	(2.1)
Proceeds from disposition of capital assets	0.5	—	0.5	—

Total cash from investing activities	(0.6)	(1.1)	(0.7)	(2.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(0.3)	(0.1)	(0.7)	(0.5)
Borrowings on revolving debt agreement, net	(6.9)	(1.3)	21.0	24.6
Proceeds from sale-leaseback of equipment	—	—	—	1.0

Total cash from financing activities	(7.2)	(1.4)	20.3	25.1

NET INCREASE IN CASH	2.8	1.5	0.2	2.7
CASH, BEGINNING OF PERIOD	2.4	4.6	5.0	3.4

CASH, END OF PERIOD	$5.2	$6.1	$5.2	$6.1